Exhibit
20(a)





             ALLEGHENY & WESTERN ENERGY CORPORATION
                AND ENERGY CORPORATION OF AMERICA
                ANNOUNCE ORDER OF PUBLIC SERVICE
             COMMISSION OF WEST VIRGINIA, CHARLESTON


     CHARLESTON, WEST VIRGINIA, May 25, 1995/PRNewswire/-- Allegheny & Western Energy Corporation (Nasdaq: ALGH) (A&W) and Energy Corporation of America (ECA) announced that at a session of the Public Service Commission of West Virginia (PSCWV) in the City of Charleston on May 23, 1995, the PSCWV issued an order approving the undertaking of the planned merger of A&W with a subsidiary of ECA, on the condition that Mountaineer Gas Company, a West Virginia corporation and wholly-owned subsidiary of A&W (Mountaineer), be prohibited from being a party to any debt obligation of ECA or any other affiliated company.

     The order of the PSCWV should become final within thirty days barring an appeal by a party to the proceeding.

     The order of the PSCWV was the result of a petition filed by Eastern Systems Corporation, a West Virginia corporation and wholly-owned subsidiary of ECA, on November 17, 1994 requesting approval of the acquisition. A public hearing regarding the planned merger had been held on April 25, 1995.

     Allegheny & Western Energy Corporation, based in
Charleston, West Virginia, is a diversified natural gas company, and owns Mountaineer Gas Company, a gas distribution utility in West Virginia.

     Energy Corporation of America is a privately held diversified oil and gas company which, together with its subsidiaries, owns oil and gas properties located primarily in the Appalachian area.

     CONTACT:  W. Merwyn Pittman of Allegheny & Western Energy
Corporation, 304-343-4567.  Joseph E. Casabona of Energy
Corporation of America, 303-694-2667.